Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2023, relating to the financial statements of Axogen, Inc. and the effectiveness of Axogen, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Axogen, Inc. for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Tampa, Florida
August 18, 2023